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                                                                      Exhibit 11

                      ROY F. WESTON, INC. AND SUBSIDIARIES

                 STATEMENTS OF COMPUTATION OF EARNINGS PER SHARE

                                                                  Three Months Ended March 31,
                                                                    2000                1999
                                                                      (Thousands of Dollars)
BASIC

Net income                                                        $      745           $      371
                                                                  ==========           ==========
Weighted average shares outstanding                                9,964,140            9,946,992
                                                                  ==========           ==========
Basic earnings per share                                          $      .07           $      .04
                                                                  ==========           ==========
DILUTED

Net income                                                        $      745           $      371
                                                                  ==========           ==========
Weighted average number of shares used in calculating
  basic earnings per share                                         9,964,140            9,946,992

ADD:

Dilutive impact of stock options                                          --                   --

Weighted average number of shares used in calculating
  diluted earnings per share                                       9,964,140            9,946,992
                                                                  ==========           ==========
Diluted earnings per share                                        $      .07           $      .04
                                                                  ==========           ==========
